Filed Pursuant to Rule 433

Registration No. 333-206550

Final Term Sheet

September 6, 2016

THE HOME DEPOT, INC.

$1,000,000,000 2.125% Notes due 2026

$1,000,000,000 3.500% Notes due 2056

Issuer:	The Home Depot, Inc.

Title of Securities:	$1,000,000,000 2.125% Notes due September 15, 2026 (the “Notes due 2026”) $1,000,000,000 3.500% Notes due September 15, 2056 (the “Notes due 2056” and, together with the Notes due 2026, the “Notes”)

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	September 6, 2016

Settlement Date (T+7):	September 15, 2016. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next three business days will be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next three business days, you should consult your own advisors.

Principal Amount:	Notes due 2026: $1,000,000,000 Notes due 2056: $1,000,000,000

Maturity Date:	Notes due 2026: September 15, 2026 Notes due 2056: September 15, 2056

Interest Payment Dates:

Semi-annually on each March 15 and September 15, commencing March 15, 2017

Interest on the Notes is payable to holders of record at the close of business on the immediately preceding March 1 and September 1 (whether or not a business day).

Optional Redemption:

Notes due 2026: Prior to June 15, 2026, make-whole call at T+15 bps; par call on and after June 15, 2026

Notes due 2056: Prior to March 15, 2056, make-whole call at T+25 bps; par call on and after March 15, 2056

Treasury Benchmark:	Notes due 2026: 1.500% due 8/15/2026 Notes due 2056: 2.500% due 5/15/2046

Benchmark Yield:	Notes due 2026: 1.548% Notes due 2056: 2.240%

Spread to Benchmark:	Notes due 2026: 70 bps Notes due 2056: 135 bps

Reoffer Yield:	Notes due 2026: 2.248% Notes due 2056: 3.590%

Coupon:	Notes due 2026: 2.125% per annum Notes due 2056: 3.500% per annum

Price to Public:	Notes due 2026: 98.904% Notes due 2056: 98.097%

Day Count Convention:	30/360

CUSIP/ISIN:	Notes due 2026: 437076BN1/ US437076BN13 Notes due 2056: 437076BP6/ US437076BP60

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC, Prospectus Department, toll-free at 1-800-221-1037, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.